UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2007

Openwave Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

2100 Seaport Boulevard Redwood City, CA	94063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 480-8000

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On March 23, 2007, Openwave Systems Inc. (“Openwave”) issued a press release announcing its projected results for the third fiscal quarter ending March 31, 2007. A copy of the press release is furnished as Exhibit 99.1 to this current report.

The information in this report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is not to be incorporated by reference into any filing by Openwave Systems Inc. under the Exchange Act or the Securities Act of 1933 regardless of any general incorporation language contained in such filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 22, 2007, David Peterschmidt resigned as President and Chief Executive Officer of Openwave. A copy of the press release, dated March 23, 2007, announcing Mr. Peterschmidt’s departure is furnished as Exhibit 99.1 to this current report. Mr. Peterschmidt had served as the Company’s principal executive officer, president, and principal operating officer since November 2004. He will continue to serve as an employee and a member of Openwave’s Board of Directors.

In the press release, Openwave also announced the appointment of Robert Vrij as President and Chief Executive Officer, effective March 22, 2007. Mr. Vrij will serve as the Company’s principal executive officer, president, and principal operating officer.

Mr. Vrij, age 43, has served as the Company’s Executive Vice President of Worldwide Field Operations since January 2007. Prior to joining the Company, Mr. Vrij has served as Senior Vice President of General Bandwith, a VOIP network company from 2004 to 2006, and as Senior Vice President of Sales of NextiraOne, LLC, a telecommunications reseller from 2003 to 2004. Mr. Vrij was the President of worldwide sales and business development at Voxpath Networks, a software company, from 2002 to 2003. Mr. Vrij has also held a range of executive positions at Lucent Technologies and AT&T, including president and chief executive officer of Lucent’s Europe, Middle East, and Africa operations. Mr. Vrij earned his B.A. from Southwest Texas State University and his M.B.A. from St. Thomas University. There are no family relationships between Mr. Vrij and any of the Company’s directors or officers.

Mr. Vrij will be compensated with: an annual base salary of $450,000 and will be eligible for a quarterly incentive cash compensation award targeted at 100% of his annual base salary (i.e., $112,500 for each quarter, at his current base salary). His actual incentive compensation shall be determined based upon a combination of the Company’s achievement level against financial and other performance objectives established by the Compensation Committee and the

Compensation Committee’s assessment of his individual performance, and may result in a payment that is below, at, or above target. Additionally, due to his agreement to serve as President and Chief Executive Officer, the Board of Directors has granted Mr. Vrij a restricted stock award of 50,000 shares of Openwave’s common stock (vesting annually over the next four anniversaries of February 15, 2007). The vesting of the restricted stock is contingent upon continued employment on the applicable vesting date.

Openwave and Mr. Vrij had previously entered into Openwave’s standard executive officer change of control severance agreement effective January 2, 2007. The agreement provides that all of Mr. Vrij’s then unvested options and shares of restricted stock will vest upon a Change of Control (as defined in the agreement), and that, if his employment is terminated (other than as a result of death or disability) as a result of an Involuntary Termination (as defined in the agreement) within the period commencing two months preceding the change of control and ending twenty-four months following the change of control, any remaining unvested options and shares of restricted stock shall vest and Mr. Vrij shall receive severance payments equal to two years of base salary and targeted bonus. Any benefits payable under this agreement are coordinated with any similar benefits payable under any other agreement, plan, or arrangement and therefore payments under this agreement shall be reduced on a dollar for dollar basis to the extent like-kind benefits are paid or payable under a separate agreement, plan, or arrangement.

Openwave and Mr. Vrij had also previously entered into the Company’s standard director and executive officer indemnification agreement effective January 2, 2007. The agreement provides for indemnification of Mr. Vrij for expenses, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his services as a director or executive officer or at the Company’s request.

Openwave and Mr. Vrij had also previously entered into Openwave’s standard confidential information and invention assignment agreement on January 24, 2007. The agreement governs the use of the Company’s confidential information by Mr. Vrij and the ownership of intellectual property developed by Mr. Vrij while employed by the Company.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Press Release entitled “Openwave Appoints Robert Vrij as President and Chief Executive Officer”, dated March 23, 2007.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements about Openwave’s plans, objectives, expectations and intentions, including forward-looking statements regarding the Openwave’s operating results. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including general economic conditions and other factors described in Openwave’s filings with the Securities and Exchange Commission, including but not limited to Openwave’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, Openwave’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2006, and any subsequently filed reports. Openwave assumes no obligation to update forward-looking statements, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPENWAVE SYSTEMS INC.

	By:	/s/ Harold Covert
	Name:	Harold (Hal) Covert
	Title:	Executive Vice President and Chief Financial Officer
Date: March 23, 2007

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release entitled “ Openwave Appoints Robert Vrij as President and Chief Executive Officer”, dated March 23, 2007.